EXHIBIT 2.2


                             AMENDMENT NO. 1 TO THE

              GRACE DEARBORN WORLDWIDE PURCHASE AND SALE AGREEMENT

        Amendment No. 1, dated as of June 28, 1996, by and between W. R. GRACE & C0.-CONN. ("Grace") and BETZ LABORATORIES, INC. ("Buyer").

                                  WITNESSETH:

        WHEREAS, Grace and Buyer have entered into the Grace Dearborn Worldwide Purchase and Sale Agreement (the "Sale Agreement") dated as of March 11, 1996; and

        WHEREAS, pursuant to Section 19.6 of the Sale Agreement, Grace and Buyer wish to amend certain provisions of the Sale Agreement in the manner set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Grace and Buyer agree to amend the Sale Agreement as follows:

        1. (a) Except as otherwise specifically provided herein, all capitalized terms used in this Amendment No. 1 shall have the respective meanings given to such terms in the Sale Agreement.

           (b) All Article and Section numbers and Schedule and Exhibit references used in this Amendment No. 1 refer to Articles and Sections of the Sale Agreement and Schedules and Exhibits attached thereto or delivered simultaneously therewith, unless otherwise specifically described.

        2. (a) The following definition shall be added after the definition of "Expatriate Employees":

         "Extended Grace Purchasing Programs" shall mean contractual arrangements between one or more members of the Grace Group and vendors of products or services in which the Buyer Group or the Continued Dearborn Business Employees continue to participate following the Closing including, without limitation, the Multinational Corporate Card Agreement between Grace and American Express Travel Related Services Company, Inc., dated June 2, 1993, the agreement with The Hertz Corporation, dated October 1, 1994, and other worldwide, regional and local credit card, air travel, hotel and vehicle leasing programs, each as amended and in effect during such period of continued participation."

        (b) The following definition shall be added after the definition of "Scheduled Closing Date":

         "Secondment Agreements" means the agreements between certain members of the Grace Group and certain members of the Buyer Group, dated the Closing Date, pursuant to which certain Current Employees in Hungary, Greece, Guatemala, Hungary, Poland and Turkey will remain employees of the Grace Group following the Closing and will be seconded to members of the Buyer Group.

     3. (a) The first sentence of Section 2.2 is amended in its entirety to read as follows:

         "'Total Purchase Price' means US $630,000,000, plus or minus any adjustments under Sections 4.3, 4.A, 4.AA, 4.B and 4.C, and subject to further adjustment as described in Section 2.5."

        (b) The Total Purchase Price shall be increased by $6,412,000 as a result of the adjustment provided for in subsection (b) of Section 4.A.

        (c) There shall be no adjustment in the Total Purchase Price under subsection (c) of Section 4.A, or under Section 4.B.

        4. (a) Section 2.3 is amended by amending the fourth sentence in its entirety to read as follows:

         "Each of the Grace Group and the Buyer Group shall, except for allocations relating to expenses incurred in the transactions contemplated herein which are included in the purchase price for Buyer, be bound by the Allocation and the Specific Allocation for all Tax purposes (except as provided in the deeds for real property in Germany, Venezuela, and Finland), including the preparation and filing of Tax Returns; provided, however, that the transfers of stock interests or partnership interests shall not be subject to the Specific Allocation."

        (b) Section 2.3 is amended by deleting the seventh sentence in its entirety and by amending the sixth sentence in its entirety to read as follows:

         "Buyer and Grace each agree to file all federal, state, local and foreign Tax Returns, using consistent allocations (except for allocations relating to expenses incurred in the transactions contemplated herein which are

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         included in the purchase price for Buyer) in accordance with the
         Specific Allocation, where applicable."

        5. Subsection (a) of Section 2.4 is amended by adding the following provision after the first sentence thereof:

         "The Financial Exchange Rate for any such currency to be used in determining the Closing Net Amount shall be the rate for such currency set forth in Schedule 2.4(a)."

        6. Subsection (b) of Section 2.4 is amended by adding the following provision after the first sentence thereof:

         "The Payment Exchange Rate for the payments to be made at the Closing in local currency in Brazil and Chile shall be the rate set forth in
         Schedule 2.4(b).

        7. Section 3.1 is amended in its entirety to read as follows:

         "3.1 Scheduled Closing Date. The "Scheduled Closing Date" shall be Friday, June 28, 1996."

        8. The first sentence of Section 3.2 is amended in its entirety to read as follows:

         "The Closing shall take place on the Scheduled Closing Date at 10:00 a.m. U.S. Central Daylight Time at the offices of Baker & McKenzie, 130 East Randolph Drive, Chicago, Illinois 60601, and at other locations in various countries throughout the world."

        9. The form of Employee Benefits Agreement (Exhibit E), the form of Tax Procedures Agreement (Exhibit F) and the form of Insurance Procedures Agreement (Exhibit G) referred to in subsections (a), (b) and (c) of Section 3.4 are superseded in their entirety by the forms of Employee Benefits Agreement, Tax Procedures Agreement and Insurance Procedures Agreement executed by Grace and Buyer at the Closing.

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        10. Subsection (d) of Section 3.4 is amended to delete the reference to tolling agreements in Canlubang Philippines; Porirua, New Zealand; and Samutprakain, Thailand, which the parties have agreed to eliminate.

        11. The term sheets referred to in subsection (d) of Section 3.4 for Toll Manufacturing Agreements (Exhibit H) for the production of Dearborn Business products following the Closing by the Selling Companies at Quilmes, Argentina; Fawkner, Australia; Bogota, Colombia; Hong Kong; Toluca, Mexico; Singapore; Capetown, South Africa; and Barcelona, Spain are superseded in their entirety by the Toll Manufacturing Agreements with respect to production at such facilities that are being executed by the parties thereto at the Closing.

        12. The term sheet referred to in subsection (g) of Section 3.4 for the Transition Administrative Services Agreement (Exhibit K) between Grace and Buyer is superseded in its entirety by the Administrative Services Agreements executed by members of the Grace Group and members of the Buyer Group at the Closing.

        13. The term sheet referred to in subsection (h) of Section 3.4 for the Swedish Toll Manufacturing Agreement (Exhibit H) is superseded in its entirety by the Swedish Toll Manufacturing Agreement between Dearborn Sweden and Grace AB executed by Dearborn Sweden and Grace Sweden at the Closing.

        14. The term sheet referred to in subsection (i) of Section 3.4 for the Lease Agreement for continued production at Grace Construction Products' plant at Widnes, England (Exhibit M) is superseded in its entirety by the lease for such plant executed by Grace U.K. and Buyer U.K. at the Closing.

        15. The term sheets referred to in subsection (j) of Section 3.4 for the site separation agreements for Sorocaba, Brazil and Valencia, Venezuela (Exhibits N-1 and N-2) are superseded, respectively, by the agreements between Holdings Brazil and Buyer Brazil providing for the transfer of the Dearborn Business in Brazil and the agreements between Grace Venezuela and Buyer Venezuela providing for the transfer of the Dearborn Business in Venezuela.

        16. The term sheets referred to in subsection (k) of Section 3.4 for leasing and subleasing of various facilities throughout the world (Exhibit 0-1 and 0-2) are

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superseded by the leases and subleases between members of the Grace Group and members of the Buyer Group executed at the Closing.

        17. Clauses (a), (b), (c) and (d) of Section 3.6 and the last sentence of Section 3.6 are deleted in their entirety and Section 3.6 is amended by adding the following provisions:

    "(a) the payment to be made by Buyer Brazil at the Closing pursuant to
         Section 3.3 with respect to the Brazilian Purchase Price shall be paid to Holdings Brazil in Brazilian Reais in immediately available funds by means of a direct transfer from the account of Buyer Brazil at Morgan Guaranty Trust Company of New York - Sao Paulo branch No. 0001 to the account of Holdings Brazil (Account number: 00067-10 in the name of International Holdings Ltda.) at Morgan Guaranty Trust Company of New York - Sao Paulo branch No. 0001;

     (b) the payment to be made by Buyer Colombia to Grace Colombia at the Closing pursuant to Section 3.3 with respect to the Colombian Purchase Price-Grace Colombia shall be paid by means of a promissory note delivered at the Closing at the offices of Baker & McKenzie in Chicago, Illinois, accompanied by a guarantee by Buyer (copies of such promissory note and guarantee are set forth as Schedule 3.6(b)(i) and
         Schedule 3.6(b)(ii), respectively);

     (c) the payment to be made by Buyer Chile to Grace Chile at the Closing pursuant to Section 3.3 with respect to the Chilean Purchase Price shall be paid in Chilean Pesos in immediately available funds by means of direct bank transfer to the account of Grace Chile at Banco Boston-Sucursal Cerrillos, Santiago, Chile (Account Number 4400719);

     (d) $100 million of the payment to be made by Buyer to Grace shall be paid by means of a promissory note delivered at the Closing at the offices of Baker & McKenzie in Chicago, Illinois, in the form set forth as
         Schedule 3.6(d)(1), secured by a letter of credit in the form set forth as Schedule 3.6(d)(2) (copies of such promissory note and guarantee are set forth as Schedule 3.6(d)(i) and Schedule 3.6(d)(ii), respectively).

         The amount of the payments to be made at the Closing in Brazil and Chile shall be first determined in U.S. dollars and then converted into local currency using the Payment Exchange Rate as set forth on Schedule 2.4(b)."

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        18. The first sentence of subsection (a) of Section 4.1 is amended in its entirety to read as follows:

         "The Selling Companies shall take physical inventory counts of the Dearborn Business inventory of the Transferred Companies and the Selling Companies as mutually agreed by Buyer and Grace."

        19. Section 4.3 is amended by adding the following sentence after the first sentence of such Section:

         "For purposes of determining and preparing the Closing Net Amount (a) normal recurring expense (non-direct manufacturing labor related) accruals are to be recorded as if the Closing occurred as of the close of business on June 30, 1996, (b) no amount will be recorded for the raw materials inventory at Helsingborg, Sweden, to be used to manufacture Grace Group products pursuant to the Swedish Toll Manufacturing Agreement referred to in Section 3.4(h), (c) the value added tax (VAT) paid by Grace Brazil in connection with the transfer of the Dearborn Business assets in Brazil to Holdings Brazil pursuant to
         Section 8.5 will not be recorded as a prepaid current asset and the liability at Closing of Dearborn International Ltda. to Grace Brazil of 1,075,131 Reais will not be recorded as a current liability, and (d) for direct manufacturing employees who only work on production on June 29 and June 30, 1996 and are specifically identified, (1) prepaid salaries will be recorded for this two-day period if such employees are paid on or prior to June 28, 1996 and (2) no payroll accrual will be made for this two-day period for such employees who are paid subsequent to June 28, 1996."

        20. The second sentence of subsection (a)(i) of Section 4.7 is amended in its entirety to read as follows:

         "After receipt of such statement, the Allocation and the Specific Allocation shall be amended to reflect the Total Purchase Price as so adjusted, as Grace and Buyer shall mutually agree, giving effect to the gross change in each country or countries which account for any such adjustment."

        21. The last sentence of Section 5.1 is deleted in its entirety.

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        22. Section 8.5 is amended in its entirety to read as follows:

              "8.5 Reorganization of Dearborn Business in Brazil and Sweden: transfer of Denac B.V. Prior to the Closing (a) Grace shall cause Grace Brazil to transfer to Holdings Brazil the assets and liabilities of the Dearborn Business described in Part I of the Schedule to this Section in exchange for shares of the capital stock of Grace Brazil owned by Holdings Brazil, (b) Grace shall cause Dearborn Sweden to purchase the assets and liabilities described in Part II of the Schedule to this Section from Grace Sweden and thereafter, Grace shall cause the Swedish Holding Company to purchase the Dearborn Sweden Shares from Grace Sweden, and (c) Grace shall cause the shares of Denac B.V., a Netherlands company and a subsidiary of Dearborn Netherlands, to be transferred to Grace Netherlands. All costs and expenses incurred by Grace or its affiliates in connection with the transactions referred to above shall be the obligation of Grace and shall not be paid by Buyer or its affiliates.

        23. Subsection (c) of Section 8.8 is renumbered subsection (d) and the following is added to Section 8.8 as subsection (c):

              "(c) For a period of five years after the Closing Date, the Selling Companies shall not, and shall cause their affiliates not to, directly or indirectly: (i) engage in the sale to Dowell Schlumberger and its subsidiaries of concrete additives for oil well capping in Italy or in any other country or (ii) invest in, manage, operate, join or control as a partner, stockholder, consultant or otherwise, any Person that engages in such business with Dowell Schlumberger and its subsidiaries; provided, however, that nothing in this Section 8.8 shall prohibit the Selling Companies, or their affiliates, from owning up to 5% of the outstanding voting securities of any publicly traded entity; provided, further, that nothing in this Section 8.8 shall prohibit the Selling Companies, or their affiliates, from selling concrete additives for oil well capping to any customer other than Dowell Schlumberger and its subsidiaries or from acquiring a business that engages in the sale of concrete additives to Dowell Schlumberger and its subsidiaries as an incidental part of an acquisition (by joint venture, merger or other) of the assets of, or the majority of voting interests in, another Person.

       24. Article 12 is amended by adding the following sections after
Section 12.14 of that Article:

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             "12.15 Transfer of Employees in Japan to Dearborn Japan JV.
         Notwithstanding the provisions of Sections 12.2 and 12.3, with the consent of Buyer, Grace has arranged for the following 3 Dearborn Business Employees, who are based in Japan, to become employees of Dearborn Japan JV on or before the Closing Date, and no member of the Buyer Group shall be obligated to offer employment to such employees:
         Y. Mitsuhashi, N. Ochiai and N. Yamada. In consideration for this arrangement, on or promptly after the Closing, Buyer shall pay $13,000 to Grace in reimbursement of the costs incurred by the Grace Group to effectuate this arrangement.

              12.16 Disabled Swedish Employee. Notwithstanding the provisions of
         Section 12.9, Ulla Randau (the "Disabled Employee"), who is a disabled employee of the Dearborn Business, shall be regarded as a disabled employee of a member of the Buyer Group in Sweden on and after the Closing Date. Grace agrees to reimburse Buyer for all costs incurred by the Buyer Group after the Closing under applicable law with respect to the Disabled Employee, provided that, Grace shall not reimburse Buyer for any such costs incurred by the Buyer Group on or after the date that the Disabled Employee returns to active employment with the Buyer Group (including, but not limited to, her salary as an active employee). Grace shall make any reimbursement due pursuant to this
         Section 12.16 within 30 days after receipt of a written demand from Buyer specifying the amount of the costs incurred during a specific period, and appropriate supporting documentation."

        25. Section 14.2 is amended by adding the following provision as subsection (c):

              "(c) The Buyer Indemnified Group shall not have the right to make any claim against Grace for Damages for the breach by or nonperformance of any Selling Company of its covenant under Section 9.1 arising out of or relating to any alleged failure to make capital expenditures in accordance with the ordinary course of business for the Dearborn Business during the period commencing on the date of this Agreement and ending on the Closing Date."


       26. Section 14.3(a)(vii) is hereby deleted in its entirety and replaced with the following:

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         "(vii) The participation of the Buyer Group and the Continued Dearborn
         Business Employees in the Extended Grace Purchasing Programs following the Closing;"


        27. Section 14.7 is renumbered to be subsection (a) of Section 14.7 and is amended by adding the following subsection (b):

             "(b) At the time Grace delivers the report of Price Waterhouse on the Closing Net Amount as required by Section 4.4, it will also deliver to Buyer a letter from Price Waterhouse (the "PW Letter") which will state the amount of each specific Undisclosed Employee Liability and Undisclosed Product Liability that was recorded as a liability in the Closing Net Amount. To the extent that any member of the Buyer Indemnified Group seeks indemnification for Damages related to an Undisclosed Employee Liability or Undisclosed Product Liability that was recorded as a liability in the Closing Net Amount, the amount of the Damages for which Grace is obligated to indemnify the Buyer Indemnified Group pursuant to Section 14.2(a) shall be reduced by the recorded amount for such liability as stated in the PW Letter; provided, however, that if such Damages are less than the recorded amount for such liability as stated in the PW Letter, Buyer will pay to Grace the difference between the recorded amount and such Damages."

        28. (a) Section 15.2 is hereby amended by adding the following sentence to the end thereof:

        "Wherever local law requires any member of the Buyer Group to retain files and records in a manner that is inconsistent with the provisions of this Section 15.2, the record retention requirements of such local law shall control over the conflicting provisions of this Section 15.2; provided that the member of the Buyer Group retaining the files and records shall grant reasonable access thereto to the members of the Grace Group."

        (b) Section 15.3 is hereby amended by adding the following sentence to the end thereof:

        "Wherever local law requires any member of the Grace Group to retain files and records in a manner that is inconsistent with the provisions of this Section 15.3, the record retention requirements of such local law shall control over the conflicting provisions of this Section 15.3; provided that the member of the Grace Group retaining the files and records shall grant reasonable access thereto to the members of the Buyer Group."

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        28. The second sentence of subsection (b) of Section 16.3 is amended in its entirety to read as follows:

         "All funds in the depository and imprest bank accounts of Dearborn U.S. on the Closing Date shall be the property of Grace."

        29. Schedule 5.2(b) is modified by deleting the section entitled "Dearborn France" and replacing it with the following:

       Grace Service Chemicals S.A.

               Authorized Shares:     188,690
               Issued Shares:         188,687             Grace S.A.
                                            3 Nominees of Grace S.A.

        30. The Definitions Schedule is amended as follows:

        (a) the term "Grace Croup" in clause (c) of the definition of "Total Dearborn Assets" is corrected to read "Grace Group";

        (b) the term "Dearborn Assets" in the last line of the definition of "Total Dearborn Assets" is corrected to read "Total Dearborn Assets";

        (c) the word "and" is deleted after the end of clause (a) 12 of the definition of "Total Excluded Assets";

        (d) the period at the end of clause (a)(12) of the definition of "Total Excluded Assets" is replaced by a comma followed by the word "and", and the following is added as clause (a)(13) of the definition of "Total Excluded Assets":

         "(13) assets listed in the schedules to the Secondment Agreements that are to be transferred to the Buyer Group pursuant to the Secondment Agreements at the end of the respective terms thereof for no additional consideration."

        (e) clause (b) (3) of the definition of "Total Excluded Assets" is amended in its entirety to read as follows:

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         "(3) cash in Dearborn U.S. depository and imprest bank accounts;"

        (f) Clauses (a)(3) and (a)(4) of the definition of "Total Excluded Liabilities" are amended in their entirety to read as follows:

         "(3) all liabilities and obligations arising as a result of the reorganizations referred to in Section 8.5;

         (4) all liabilities and obligations for which Grace or the Selling Companies are obligated to indemnify any member of the Buyer
              Indemnified Group pursuant to Section 14.2A(a)(ii) and (iii);"

        (g) Clause (b)(4) of the definition of "Total Excluded Liabilities" is amended in its entirety to read as follows:

         "(4) obligations with respect to (a) employee terminations under the "Phoenix" and "Boris" profit restoration programs pursuant to such programs, (b) employee benefits plans and funds maintained by, or in conjunction with any member of the Grace Group, except as otherwise provided in Article 12 of this Agreement or in the Employee Benefits Agreement, and (c) liabilities and obligations arising out of the employment relationship to Persons who were employees of the Grace Group at any time during the period from March 11, 1996 through the Closing Date and are not Current Employees."

and, the second clause (c) of the definition of "Total Excluded Liabilities" is renumbered as clause (d).

        (h) The definition "Toll Manufacturing Plants" is amended in its entirety to read as follows:

         "Toll Manufacturing Plants" means the following Grace sites where production facilities are located: Quilmes, Argentina; Fawkner, Australia; Bogota, Colombia; Hong Kong; Toluca, Mexico; Singapore; Capetown, South Africa; and, Barcelona, Spain."

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        31. The following schedules, which are attached to this Amendment No. 1, are added to the Sale Agreement:

      Schedule 2.4(a) - Financial Exchange Rates
      Schedule 2.4(b) - Payment Exchange Rates
      Schedule 3.6(b)(i) - Colombia Promissory Note
      Schedule 3.6(b)(ii) - Buyer Guarantee of Colombia Promissory Note
      Schedule 3.6(d)(i) - U.S. Promissory Note
      Schedule 3.6(d)(ii) - Letter of Credit

        32. Each of the following Exhibits listed below are hereby deleted in their entirety and replaced with the corresponding Exhibits to this Amendment No. 1:

       Exhibits
       (1) Exhibit A-1
       (2) Exhibit A-2
       (3) Exhibit B

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date first above written.

                                   W. R. GRACE & CO.-CONN.

                                   By: /s/ Alex Markin
                                      ----------------------------------------
                                                   Alex Markin
                                                 Attorney-in-Fact

                                  BETZ LABORATORIES, INC.

                                  By: /s/ Larry V. Rankin
                                     ----------------------------------------
                                                Larry V. Rankin
                                             Senior Vice President



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